Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

January 31, 2018

ALL PEABODY PREFERRED SHARES CONVERT TO COMMON STOCK

AFTER EXCEEDING TARGETED SHARE PRICE THRESHOLD

ST. LOUIS, Jan. 31 – Peabody (NYSE: BTU) today announced that, as a result of the company’s strong share price performance in recent months, all outstanding shares of its Series A Convertible Preferred Stock, par value $0.01 per share (the “preferred stock”), were automatically converted into shares of common stock, par value $0.01 per share, of the company (“common stock”) effective at 5:00 p.m., New York City time, today. No action by holders of preferred stock is required. The conversion simplifies the company’s capital structure, increases the common stock public float, and ensures future earnings fully accrue to common shareholders.

The preferred shares were automatically converted pursuant to the Certificate of Designation governing the preferred stock. In accordance with the Certificate of Designation, the mandatory conversion of the preferred stock occurred as a result of the consolidated volume-weighted average price (“VWAP”) per share of common stock exceeding $32.50 for at least 45 trading days in a 60 consecutive trading day period, including each of the last 20 trading days in that 60 consecutive trading day period. Today’s VWAP of the common stock was $40.2941, marking the 45th trading day in the previous 60 trading days, and the 20th consecutive trading day, that the common stock’s daily VWAP exceeded $32.50.

As a result of the conversion, each share of preferred stock automatically converted into 1.88279508 shares of common stock. The shares of common stock are expected to be delivered to former holders of preferred stock within three trading days. Cash will be paid in lieu of fractional shares of common stock.

There were approximately 13.2 million shares of preferred stock outstanding immediately prior to the conversion, resulting in the issuance of approximately 24.8 million new shares of common stock. Currently, there are approximately 130.7 million shares of common stock outstanding.

As a result of the conversion, no shares of preferred stock are issued or outstanding and all rights of the former holders of preferred stock have terminated. Due to the mandatory conversion, the preferred stock will be delisted from trading on the NYSE MKT.

Peabody is the world’s largest private-sector coal company. The company is also a leading voice in advocating for sustainable mining, energy access and clean coal technologies. Peabody serves metallurgical and thermal coal customers in more than 25 countries on five continents. For further information, visit PeabodyEnergy.com.

Contact:

Investors

Julie Gates

314.342.4336

Media

Michelle Constantine

314.342.4347